Exhibit 99.1

Company Contact John L. Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Investor Relations Bruce Voss or Ina McGuinness Lippert/Heilshorn & Associates (310) 691-7100 bvoss@lhai.com

CONNETICS REPORTS FOURTH QUARTER EPS OF $0.05
ON 41% INCREASE IN PRODUCT REVENUE

Introduces 2004 full year and first quarter financial guidance

PALO ALTO, Calif. (January 27, 2004) – Connetics Corporation (Nasdaq NM: CNCT), a specialty pharmaceutical company focused on the development and commercialization of dermatology products, today reported product revenues for the fourth quarter of 2003 rose 41% to $19.1 million, compared with $13.6 million, for the comparable quarter last year. Fourth quarter total revenues (which include royalties and contract payments) rose 36% to $20.3 million, from $15.0 million for the fourth quarter of last year.

The Company reported net income for the 2003 fourth quarter of $1.6 million, or $0.05 per diluted share, compared with a net loss of $5.6 million, or $0.18 per share, for the 2002 fourth quarter, which includes a non-recurring in-process R&D cost of $2.4 million.

“We are proud to report our second consecutive quarter of profitability, and continued strong gains in product sales and prescription growth for our two marketed products, OLUX and Luxíq,” said Thomas G. Wiggans, Connetics President and Chief Executive Officer. “Connetics is now a profitable growth company with solid financial performance, significant progress in our product pipeline and a bright future. Looking back over 2003, we had a very successful year, yet just as important, these accomplishments built a solid foundation for continued growth and success,” added Wiggans.

For the year ended December 31, 2003, product revenues rose 40% to $66.6 million, compared with $47.6 million in 2002. Total revenues for 2003 rose 43% to $75.3 million, up from $52.8 million in 2002. The 2003 net loss was $4.0 million, or $0.13 per share. The Company reported a net loss for 2002 of $16.6 million, or $0.54 per share, including non-recurring in-process R&D costs of $4.4 million and a gain on sale of stock of $2.1 million.

Total cash, cash equivalents and investments as of December 31, 2003 were $115.0 million.

Fourth Quarter Highlights

During the 2003 fourth quarter and subsequent weeks, Connetics made substantial progress in all areas of its operations, including:

•	Recording a quarter of strong product sales and the second consecutive quarter of profitability.

•	Submitting a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for Actiza™, an investigational new drug formulation of 1% clindamycin delivered in the Company’s proprietary VersaFoam™ delivery system, as a potential new topical treatment for acne.

•	Reaching a favorable conclusion that Connetics does not owe a User Fee for the Extina™ NDA, an investigational new drug formulation of 2% ketoconazole delivered in the VersaFoam delivery system, as a potential new treatment for seborrheic dermatitis.

•	Completing enrollment in two Phase III clinical trials for Velac® Gel, a first-in-class combination of 1% clindamycin and 0.025% tretinoin, for the treatment of acne. The two Phase III trials included over 2,200 patients at 37 centers.

2004 Full Year and First Quarter Financial Guidance

The Company expects full-year 2004 product sales to be between $86 million and $92 million, and total revenues to be between $88 million and $96 million. Combined OLUX® and Luxiq® revenue for 2004 are projected to be $82 million to $86 million. Connetics projects combined SG&A and R&D expenses for 2004 to be between $71 million to $73 million. Net interest expense for 2004 is projected to be $1.0 million to $1.5 million. Diluted earnings per share (EPS) for 2004 are projected to be $0.21 to $0.25, based on an estimated 34.5 million diluted shares and an estimated effective tax rate of 12%.

The Company expects first quarter 2004 product sales to be between $19.5 million and $20.5 million, and total revenues to be between $20.5 million and $21.5 million. Connetics projects combined SG&A and R&D expenses for the first quarter to be between $19 million and $20 million. First quarter 2004 diluted EPS is projected to be $0.01 to $0.02, with tax rate comparable to the full-year guidance.

Conference Call

Connetics will host a conference call to discuss fourth quarter results and 2004 financial guidance today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. Those interested in listening to the conference call live via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.connetics.com.

A telephone replay will be available for 48 hours beginning January 27, 2004, at 6:30 p.m. Eastern Time (3:30 p.m. Pacific Time). To access the replay from the U.S., please call (800) 642-1687. To access the replay from outside of the U.S., please call (706) 645-9291. Enter the Conference ID# 5099844. The call will also be available for replay for 30 days on the Connetics Web site at www.connetics.com.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate)

Foam, 0.12%. Connetics is also developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle, VersaFoam™. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

Forward-Looking Statements

This news release includes forward-looking statements, and predictions, including statements about continued revenue growth, projected 2004 full year and first quarter product and total revenues and earnings projections, the market potential of certain products and product candidates, and the potential value of pipeline products. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that it may not be able to sustain profitability, that revenues may be lower or expenses higher than projected, that product sales may not increase, that development of product candidates in the Company’s pipeline may not succeed or that clinical trials may not go forward as planned, and that the FDA may not approve the NDAs for Extina or Actiza or that the markets for those products may not materialize. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A-2 filed on December 2, 2003, and the Form 10-Q for the quarter ended September 30, 2003.

[Tables to Follow]

CONNETICS CORPORATION
Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
Product	$19,115	$13,561	$66,606	$47,573
Contract and royalty	1,223	1,404	8,725	5,190

Total revenues	20,338	14,965	75,331	52,763
Operating costs and expenses:
Cost of product revenues	1,484	1,425	5,129	4,190
Depreciation and amortization	574	545	2,241	2,085
Research and development	6,518	8,023	29,560	25,330
Selling, general and administrative	9,994	8,387	40,791	36,030
In-process R&D	—	2,350	—	4,350
Charge (credit) for relaxin program	—	—	—	312

Total operating expenses	18,570	20,730	77,721	72,297
Interest and other income/(expense)	(254)	271	(426)	1,039
Gain on sale of stock	—	—	—	2,086
Income tax expense/(credit)	(124)	116	1,167	181

Net income/(loss)	$1,638	$(5,610)	$(3,983)	$(16,590)

Basic net income/(loss) per share	$0.05	$(0.18)	$(0.13)	$(0.54)

Diluted net income/(loss) per share	$0.05	$(0.18)	$(0.13)	$(0.54)

Shares used to calculate basic net income/(loss) per share	31,781	31,058	31,559	30,757

Shares used to calculate diluted net income/(loss) per share	33,754	31,058	31,559	30,757

Condensed, Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2003	2002

Assets
Assets:
Cash and investments	$114,966	$33,788
Accounts receivable and other current assets	7,408	6,111
Property and equipment, net	5,628	5,860
Long-term assets and other	17,895	13,794

Total assets	$145,897	$59,553

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$10,010	$14,414
Other liabilities	90,016	396
Stockholders’ equity	45,871	44,743

Total liabilities and stockholders’ equity	$145,897	$59,553